Exhibit 3.1

                  AMENDMENT TO THE AMENDED AND RESTATED BY-LAWS
                                       OF
                             SUPERIOR SERVICES, INC.

       Effective July 27, 1999, the Board of Directors of Superior Services, Inc. has amended its By-laws (the "By-laws") adopted as of November 29, 1995 as follows:

1. Section 3.01 of the By-laws is amended to read in its entirety as follows:

              ss. 3.01. General Powers; Number, Tenure and Qualifications.

                     All  corporate  powers  shall be  exercised by or under the authority of, and the Corporation's business and affairs shall be managed under the direction of, the Board of Directors.

                     The  number  of  directors  shall be fixed by a  resolution adopted by a majority of the directors then in office, or by amendment of these By-laws, but in no event shall there be less than five (5) directors, and a decrease in the number of directors shall not shorten the term of office of an incumbent director. Each director shall hold office until the next annual meeting of shareholders and until his or her successor shall has been elected and, if necessary, qualified, or until there is a decrease in the number of directors which takes effect after the expiration of his term, or until his or her prior death, resignation or removal.

2. Section 3.12 of the By-laws is amended to read in its entirety as follows:

              3.12. Vacancies.

                     Any vacancy occurring on the Board of Directors,  including a vacancy created by an increase in the number of directors, shall be filled by the Board of Directors. If the directors remaining in office constitute fewer than a quorum of the Board, then the vacancy shall be filled by the affirmative vote of a majority of all directors remaining in office. Any director elected to fill such vacancy shall serve as a director until the next election of directors, and until his or her successor shall be elected and qualified.




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